EXHIBIT 23.9


                          Independent Auditors' Consent


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333- 23063 of CUC International Inc. on Form S-3 of our report dated March 11, 1994, related to the consolidated statements of operations, stockholders' equity and cash flows for the three months ended December 31, 1993 and the consolidated statements of operations and cash flows for the nine months ended September 30, 1993 of Coldwell Banker Corporation and subsidiaries (formerly Coldwell Banker Residential Holding Company and subsidiaries) included in the HFS Incorporated Current Report on Form 8-K, as amended, dated May 8, 1996 and incorporated by reference in the Joint Proxy Statement of CUC International Inc. and HFS Incorporated on Schedule 14A filed on August 28, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP
Costa Mesa, California
September 12, 1997